UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2005
NEW VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-2493 (Commission File Number)	13-5482050 (IRS Employer Identification No.)
100 S.E. Second Street, Miami, Florida 33131
(Address of Principal executive offices, including Zip Code)
(305) 579-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     On September 30, 2005, the Board of Directors of New Valley Corporation (“New Valley”), a Delaware corporation, formed a special committee of directors (the “Special Committee”) in response to the previously announced proposed offer made by Vector Group Ltd. (“Vector”), a Delaware corporation and the holder of approximately 57.7% of the outstanding shares of common stock of New Valley. Vector proposed making an offer to the stockholders of New Valley to acquire all of the remaining common shares of New Valley not owned by Vector or its wholly-owned subsidiary in exchange for shares of Vector common stock. Vector commenced its offer on October 20, 2005 pursuant to offering materials filed with the Securities and Exchange Commission.
     On October 21, 2005, restated resolutions of the Board of Directors of New Valley originally adopted on September 30, 2005 became effective. These restated resolutions, among other items, authorized the payment to each member of the Special Committee of a $45,000 fee for serving as a member of the Special Committee and an additional $10,000 payable to the Chairman of the Special Committee. No additional fees are expected be paid to the members of the Special Committee for attending meetings of the Special Committee.
     The Special Committee has not yet made any recommendation regarding the proposed offer to the New Valley stockholders. In connection with the proposed transaction, Vector has filed offer materials with the Securities and Exchange Commission. Under the federal securities laws, New Valley will file certain materials with the Securities and Exchange Commission, including a Solicitation/Recommendation Statement on Schedule 14D-9. Investors and security holders are advised to read these materials when they become available because they will contain important information. This announcement does not constitute an offer or invitation to purchase any securities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW VALLEY CORPORATION
Dated: October 27, 2005	By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer